PROXY RESULTS (Unaudited)
During the six months ended June 30, 2008, Cohen &Steers Advantage Income Realty Fund shareholders voted on the following proposals at the annual meeting held on April 17, 2008. The description of each proposal and number of shares voted are as follows:

Common Shares
				Shares Voted		Authority
				     For		Withheld
To Elect Directors
Bonnie Cohen	 		  24,262,503 	 	572,954
Richard E. Kroon	 	  24,262,503 	 	572,954



Preferred Shares
				Shares Voted		Authority
				      For		Withheld
To Elect Directors
Bonnie Cohen	 	 	       5,926 		    166
Richard E. Kroon	 	       5,928 		    163
Willard H. Smith	 	       5,928 		    162